Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

BMO Lloyd George Frontier Markets Equity Fund:

We have audited the accompanying statement of assets and liabilities of BMO Lloyd George Frontier Markets Equity Fund as of December 6, 2013. This financial statement is the responsibility of the Fund’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. Our procedures included confirmation of cash held as of December 6, 2013, by correspondence with custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of BMO Lloyd George Frontier Markets Equity Fund as of December 6, 2013 in conformity with U.S. generally accepted accounting principles.

(signed) KPMG LLP

Milwaukee, Wisconsin

December 17, 2013